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                                                                    EXHIBIT 23.2



    [LETTERHEAD OF KPMG]
    Three Embarcadero Center
    San Francisco, CA 94111




                    Consent of Independent Auditors' Report


The Board of Directors
Bay View Capital Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 pertaining to the 2001 Equity Incentive Plan for Employees of Bay View Capital Corporation of our report dated February 14, 2001, relating to the consolidated statements of financial condition of Bay View Capital Corporation and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Bay View Capital Corporation.



/s/ KPMG LLP


San Francisco, California
September 24, 2001